Exhibit 99.1

Mid-Con Energy Partners, LP Announces Fourth Quarter and Full Year 2018 Operating and Financial Results, 2018 Year End Proved Reserves and 2019 Guidance

TULSA, March 12, 2019 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announces operating and financial results for the fourth quarter and full year ended December 31, 2018.

“2018 was a transformative year for the Partnership,” commented our President and CEO, Jeff Olmstead. “We significantly improved our financial position by extending the maturity of our Revolving Credit Facility, increasing the borrowing base amount, reducing total outstanding debt, and reducing our total leverage as calculated by our banks. We closed approximately $23 million in acquisitions, including several properties in our new core area of Wyoming, and expanded our footprint in Oklahoma. This all resulted in production increasing approximately 30% from the first quarter of 2018 compared to the fourth quarter of 2018.

In February 2019, we announced the execution of two agreements to sell substantially all of our Texas assets and to acquire assets in Oklahoma. The net effect of this transaction will be to significantly reduce outstanding debt and to add long-lived, low-decline assets with potential for margin enhancements through operational efficiency to our portfolio. This continues our track record from 2018 of entering into transactions that help strengthen our financial position and lower our base PDP decline rate. The lower PDP decline rate provides us a more stable reserve base, which allows for more operational and financial control, to grow from. Lower decline properties require less capital investment to maintain production and reserves, and provide the flexibility to invest additional free cash flow into development of new reserves and/or into new acquisitions.

Our 2019 capital budget will be focused on evaluating our development opportunities in many of these new assets, while also continuing to develop our existing waterfloods.  We will also be focused on operational enhancements on many of the newly acquired fields. If we are successful at decreasing operating costs, and/or increasing production at these new mature fields, the increased margins on these assets will significantly increase the value of their reserves.

We expect to continue this path of acquiring properties with significant waterflood development opportunities, as well as properties with existing low margins where the opportunity exists to enhance these margins through our competitive strengths.”

RECENT EVENTS AND FULL YEAR 2018 SUMMARY

•

Completed $15.0 million private offering (the “Offering”) of Class B Convertible Preferred Units (“Class B Preferred Units”) on January 31, 2018, to investors led by John Goff. The Partnership used a portion of net proceeds from this Offering to acquire assets in the Powder River Basin (“PRB Acquisitions”) and the remaining approximately $7.2 million to pay down debt.

•

Closed approximately $23 million, after post-close adjustments, in acquisitions during 2018. The acquisitions included entering into a new core area consisting of two basins, the Powder River Basin and the Big Horn Basin, as well as increasing our footprint in Oklahoma. These properties consist of approximately 9,271 MBoe of net total proved reserves as of December 31, 2018 at the standardized measure for pricing approved by the SEC (“SEC pricing”).

•

In February 2019, we executed definitive agreements to sell substantially all of our Eastern Shelf assets in Texas for $60.0 million, and to acquire Oklahoma properties in Osage, Caddo, and Grady counties for $27.5 million, both subject to customary purchase price adjustments. The properties include 10 mature waterflood units and consist of low decline (average PDP decline of less than 5%), long-lived assets with opportunities to both grow production and decrease current operating expenses through operational efficiencies. Net proved developed producing reserves of these Oklahoma properties as of January 1, 2019 were 6.2 MMBoe (96% oil) based on SEC pricing as of January 1, 2019.

•	On December 19, 2018, the Partnership’s borrowing base was increased to $135.0 million as part of the regularly scheduled semi-annual redetermination.
•

We reduced total debt outstanding at December 31, 2018 by $6.0 million, or 6.1%, from December 31, 2017 and in January 2018 the revolving credit facility maturity was extended by two years to November 2020. Compliance Total Leverage, as calculated per our credit agreement, was approximately 3.17x as of December 31, 2018 compared to 3.54x as of December 31, 2017.

•	Fourth quarter 2018 average daily production of 3,663 Boe/d, an increase of 30.8% from first quarter 2018.
•	Lease operating expenses (“LOE”) of approximately $22.5 million, an increase of 8.3% year-over-year.
•	Realized revenues, inclusive of cash settlements from matured derivatives and net premiums, were $59.0 million, an increase of 8.2% year-over-year.
•	Full year net loss of $18.3 million in 2018 compared to a net loss of $27.3 million in 2017.
•	Adjusted EBITDA, a non-GAAP measure, was $25.2 million at December 31, 2018, an increase of 5.7% year-over-year, primarily due to higher oil and gas revenue from an increase in commodity prices.

The following table reflects selected unaudited operating and financial results for the fourth quarter and full year of 2018, compared to the fourth quarter and full year of 2017. Mid-Con Energy’s unaudited consolidated financial statements are included at the end of this press release.

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands)	2018	2017	2018	2017
Average net daily production (Boe/d)(1)	3,663	3,359	3,255	3,510
Oil & natural gas sales plus cash settlements from matured derivatives, inclusive of premiums, net(2)	$15,143	$14,697	$59,007	$54,533
Net income (loss)	$2,369	$(8,655)	$(18,253)	$(27,333)
Adjusted EBITDA(3)	$5,094	$8,055	$25,248	$23,897

(1) Production volumes in Boe equivalents calculated at a Btu conversion rate of six Mcf per Bbl.

(2) Net premiums include those incurred previously, or upon settlement, that are attributable to instruments that settled during the period.

(3) Non-GAAP financial measure. Please refer to the related disclosure and reconciliation of net loss to Adjusted EBITDA included in this press release.

FOURTH QUARTER AND FULL YEAR 2018 RESULTS

Production - Production for the fourth quarter of 2018 was 337 MBoe, or 3,663 Boe/d. On a daily basis, this represented a 1.5% increase sequentially and a 9.1% increase year-over-year. Year-over-year production increase was primarily due to the acquisition of the Wyoming and Oklahoma properties, partially offset by the sale of the Southern Oklahoma properties in December 2017 and natural declines in the Texas properties in 2018. The Partnership also returned 88 wells to production in Oklahoma and Wyoming, and drilled 9 new producing wells in Oklahoma and Texas during 2018.

Price Realizations - Oil and natural gas sales were $16.3 million in the fourth quarter of 2018, or $48.32/Boe. On a per Boe basis, this represented a 16.2% decrease sequentially and a 4.7% decrease year-over-year. The sequential decrease was primarily due to wider differentials in our Wyoming properties. On a year-over-year basis, the differentials in Texas also negatively affected our realized prices for 2018. Cash settlements paid for matured derivatives, inclusive of net premiums, were $1.1 million in the fourth quarter of 2018, or $3.39/Boe. Cash settlements paid for matured derivatives, inclusive of net premiums, were $8.08/Boe in the third quarter of 2018. Cash settlements received from matured derivatives, inclusive of net premiums were $3.15/Boe in the fourth quarter of 2017. The resulting realized prices, after incorporating cash settlements from matured derivatives, inclusive of net premiums, were $44.93/Boe in the fourth quarter of 2018, $49.59/Boe in the third quarter of 2018, and $47.56/Boe in the fourth quarter of 2017.

Lease Operating Expenses- LOE was $6.6 million in the fourth quarter of 2018, representing a 6.3% increase from the third quarter of 2018 and an increase of 33.5% from the fourth quarter of 2017.  On a per Boe basis, LOE in the fourth quarter of 2018 of $19.71/Boe increased 4.8% sequentially and increased 22.4% year-over-year.  The sequential increase in aggregate LOE, and on a per BOE basis, is primarily due to weather related operational expenses and increased well work in Wyoming, and the first full quarter effect of the Worland assets.  The year-over-year variance on aggregate LOE, and on a per Boe basis, was primarily due to the addition of higher lifting cost properties in Wyoming in 2018 and the divestiture of lower cost properties in Southern Oklahoma in December 2017.

Production and Ad Valorem Taxes - Production and ad valorem taxes in the fourth quarter of 2018 were $1.7 million, or $4.99/Boe, reflecting an effective tax rate of 10.3%. Production and ad valorem taxes in the third quarter of 2018 were $1.6 million, or $4.71/Boe, for an effective tax rate of 8.2%. Production and ad valorem taxes in the fourth quarter of 2017 were $0.9 million, or $2.91/Boe, reflecting an effective tax rate of 5.7%.  The sequential and year-over-year increase in effective tax rate was primarily due to accounting adjustments related to acquired properties in Wyoming with higher ad valorem taxes.

General and Administrative Expenses (“G&A”) - G&A in the fourth quarter of 2018 was $1.6 million, or $4.64/Boe. G&A in the third quarter 2018 was $1.5 million, or $4.50/Boe. G&A for the fourth quarter of 2017 was $1.2 million, or $3.99/Boe. The increase both sequentially and year-over-year was primarily due to higher cash and equity based compensation expense.

Net Income (Loss) - For the fourth quarter of 2018, Mid-Con Energy reported net income of $2.4 million. Net income per limited partner unit was $0.04 (basic) and $0.02 (diluted) based on the weighted average limited partner units outstanding during the period of 30.4 million (basic) and 52.6 (diluted). Net loss for the third quarter of 2018 was $3.3 million, or $0.14 (basic and diluted) per limited partner unit, based on a weighted average of 30.4 million (basic and diluted) limited partner units outstanding during the period. Net loss for the fourth quarter of 2017 was $8.7 million, or $0.30 per limited partner unit (basic and diluted), based on a weighted average of 30.1 million limited partner units outstanding during the period. The positive sequential and year-over-year variance was primarily attributable to lower commodity prices in the fourth quarter 2018 resulting in a gain on derivatives, inclusive of net premiums.

Adjusted EBITDA - Adjusted EBITDA, a non-GAAP measure, for the fourth quarter of 2018 was $5.1 million, or $15.12/Boe. Adjusted EBITDA was $22.52/Boe in the third quarter of 2018 and $26.07/Boe in the fourth quarter of 2017. The sequential and year-over-year decrease in Adjusted EBITDA, in aggregate and per Boe, was primarily due to lower realized pricing related to wider differentials.

YEAR END 2018 ESTIMATED NET PROVED RESERVES

Mid-Con Energy’s year end 2018 estimated net proved reserves were 24.8 MMBoe, representing a 27.0% increase compared to year end 2017 estimated net proved reserves of 19.6 MMBoe. Reserves at year end 2018 were categorized as approximately 96% oil and approximately 75% proved developed, both on a per Boe basis.

At December 31, 2018, the standardized measure of the Partnership’s estimated net proved reserves was $348.3 million. The standardized measure represents the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC, without giving effect to non-property related expenses, such as general and administrative expenses, debt service and future federal income tax expense, or to depreciation, depletion and amortization, and then discounted using an annual rate of 10 percent. Given Mid-Con Energy’s status as a limited partnership, the calculation of standardized measure does not include any provision for federal income tax expense.

The following table shows estimated proved reserves as of December 31, 2018, as prepared by the Partnership’s internal reserve engineers and audited by Cawley, Gillespie & Associates, Inc., independent petroleum engineers.

Core Area	Oil (Mbbl)	Gas (MMcf)	Total (Mboe)(1)	% Total	% Oil	% Proved Developed
Texas	4,017	1,186	4,215	17%	95%	88%
Oklahoma	12,523	4,054	13,198	53%	95%	88%
Wyoming	7,249	1,081	7,429	30%	98%	45%
Total	23,789	6,321	24,842	100%	96%	75%

(1) Reserve volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.

LIQUIDITY AND BORROWING BASE SUMMARY

On December 19, 2018, the Partnership’s borrowing base was increased to $135.0 million. The next borrowing base redetermination will be before or during the second quarter 2019.

At December 31, 2018, that Partnership’s total liquidity of $41.5 million, consisted of $0.5 million of cash and $41.0 million of available borrowings under its revolving credit facility, net of $1.0 million outstanding standby letter of credit. At March 12, 2019, the Partnership’s total liquidity of $35.0 million, consisted of $1.0 million of cash and $34.0 million of available borrowings under its revolving credit facility, net of $1.0 million outstanding standby letter of credit. This decrease was due to a deposit on the transactions announced in February 2019 and cash payments made to acquire additional interests in Wyoming.

HEDGING SUMMARY

Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows by reducing the Partnership’s exposure to short-term fluctuations in oil prices. We believe this risk management strategy will serve to secure a portion of our revenues and, by retaining some opportunity to participate in upward price movements, may also enable us to realize higher revenues during periods when prices rise.

As of March 12, 2019, the following table reflects volumes of Mid-Con Energy’s production hedged by commodity derivative contracts, with the corresponding prices at which the production is hedged:

OIL HEDGES	1Q19	2Q19	3Q19	4Q19	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21
WTI Collar Volume (Bbl/d)	—	—	—	—	—	—	—	—	693	678	662	655
Call Strike Price ($/Bbl)	$—	$—	$—	$—	$—	$—	$—	$—	$58.80	$58.80	$58.80	$58.80
Put Strike Price ($/Bbl)	$—	$—	$—	$—	$—	$—	$—	$—	$52.00	$52.00	$52.00	$52.00

WTI Swap Volume (Bbl/d)	1,938	1,798	1,720	1,664	2,078	2,052	1,810	1,786	693	678	662	655
Swap Price ($/Bbl)	$56.24	$56.15	$56.10	$56.05	$55.64	$55.66	$54.54	$57.44	$55.78	$55.78	$55.78	$55.78
Total Hedged Volume (Bbl/d)	1,938	1,798	1,720	1,664	2,078	2,052	1,810	1,786	1,387	1,356	1,325	1,310
Floor Strike Price ($/Bbl)	$56.24	$56.15	$56.10	$56.05	$55.64	$55.66	$54.54	$57.44	$53.89	$53.89	$53.89	$53.89
% Hedged(1)	58%	54%	51%	50%	62%	61%	54%	53%	41%	41%	40%	39%

(1) Estimated percent hedged based on the mid-point of annual 2019 Boe production guidance, multiplied by an approximate 93% oil weighting based on fourth quarter 2018 reported production volumes.

DIFFERENTIAL HEDGES	1Q19	2Q19	3Q19	4Q19	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21
WCS - WTI Swap (Bbl/d)	98	152	153	153	—	—	—	—	—	—	—	—
Swap Strike Price ($/Bbl)	$20.15	$20.15	$20.15	$20.15	$—	$—	$—	$—	$—	$—	$—	$—

FISCAL YEAR 2019 GUIDANCE

The following outlook is subject to all the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. These estimates and assumptions reflect management’s best judgment based on current and anticipated market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.

Guidance as of 03/12/2019	FY 2019
Net production (Boe/d)(1)	3,400 - 3,800
Lease operating expenses per Boe	$21.00 - $24.00
Production taxes (% of total revenue)	8.00% - 9.50%
Estimated capital expenditures	9.0 MM

(1) Production volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.

FOURTH QUARTER AND FULL YEAR 2018 CONFERENCE CALL

As announced on March 11, 2019, Mid-Con Energy’s management will host a conference call on Wednesday, March 13, 2019, at 9:00 a.m. ET. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 3489459) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on "Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A replay of the conference call will be available through March 20, 2019, by dialing 1-855-859-2056 (Conference ID: 3489459). Additionally, a webcast archive will be available at www.midconenergypartners.com.

ANNUAL REPORT ON FORM 10-K

Our consolidated, audited financial statements and related footnotes will be available in our Annual Report on 2018 Form 10-K for year ended December 31, 2018 which will be filed on or about March 13, 2019.

UNITHOLDERS’ SCHEDULE K-1

Our unitholders’ Schedule K-1 for the tax year 2018 are available for download on the Mid-Con Energy website. Any questions related to Schedule K-1 should be directed to Mid-Con Energy Tax Package Support at 1-855-886-9760.

ABOUT MID-CON ENERGY PARTNERS, LP

Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, acquire, and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery. Mid-Con Energy’s core areas of operation are located in Oklahoma, Texas, and Wyoming. For more information, please visit Mid-Con Energy’s website at www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “estimate,” “intend,” “expect,” “plan,” “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” “pursue,” “target,” “will” and the negative of such terms or other comparable terminology. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy’s filings with the Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the “Forward-Looking Statements” and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2018, and in other documents and reports we file from time to time with the SEC.

Mid-Con Energy Partners, LP and subsidiaries

Consolidated Balance Sheets

(in thousands, except per unit data)

(Unaudited)

	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$467	$1,832
Accounts receivable
Oil and natural gas sales	3,691	5,262
Other	503	103
Derivative financial instruments	5,666	—
Prepaid expenses and other	118	166
Assets held for sale, net	430	2,058
Total current assets	10,875	9,421
Property and equipment
Oil and natural gas properties, successful efforts method
Proved properties	379,441	335,796
Unproved properties	2,928	369
Other property and equipment	427	427
Accumulated depletion, depreciation, amortization and impairment	(175,948)	(129,101)
Total property and equipment, net	206,848	207,491
Derivative financial instruments	2,418	—
Other assets	1,563	2,451
Total assets	$221,704	$219,363
LIABILITIES, CONVERTIBLE PREFERRED UNITS AND EQUITY
Current liabilities
Accounts payable
Trade	$141	$593
Related parties	3,732	1,631
Derivative financial instruments	—	4,252
Accrued liabilities	2,024	603
Liabilities related to assets held for sale	—	77
Total current liabilities	5,897	7,156
Derivative financial instruments	—	666
Long-term debt	93,000	99,000
Other long-term liabilities	47	70
Asset retirement obligations	26,001	10,249
Commitments and contingencies
Class A convertible preferred units - 11,627,906 issued and outstanding, respectively	21,715	20,534
Class B convertible preferred units - 9,803,921 and 0 issued and outstanding, respectively	14,635	—
Equity
General partner	(786)	(572)
Limited partners- 30,436,124 and 30,090,463 units issued and outstanding, respectively	61,195	82,260
Total equity	60,409	81,688
Total liabilities, convertible preferred units and equity	$221,704	$219,363

Mid-Con Energy Partners, LP and subsidiaries

Consolidated Statements of Operations

(in thousands, except per unit data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues
Oil sales	$15,966	$15,346	$65,206	$57,689
Natural gas sales	318	323	1,130	1,240
Other operating revenues	458	—	778	—
Gain (loss) on derivatives, net	24,914	(4,861)	5,674	(1,945)
Total revenues	41,656	10,808	72,788	56,984
Operating costs and expenses
Lease operating expenses	6,642	4,976	22,537	20,805
Production and ad valorem taxes	1,680	898	5,483	4,130
Other operating expenses	657	—	945	—
Impairment of proved oil and natural gas properties	21,450	2,224	31,160	24,746
Impairment of proved oil and natural gas properties held for sale	—	296	—	296
Depreciation, depletion and amortization	5,105	3,863	16,751	17,713
Dry holes and abandonments of unproved properties	417	—	612	—
Accretion of discount on asset retirement obligations	(27)	134	721	520
General and administrative	1,565	1,234	6,311	5,719
Total operating costs and expenses	37,489	13,625	84,520	73,929
Loss on sales of oil and natural gas properties, net	(120)	(3,950)	(509)	(3,950)
Income (loss) from operations	4,047	(6,767)	(12,241)	(20,895)
Other (expense) income
Interest income	—	3	3	11
Interest expense	(1,641)	(1,857)	(6,010)	(6,472)
Other (expenses) income	(35)	(10)	(15)	60
(Loss) gain on settlements of assets retirement obligations	(2)	(24)	10	(37)
Total other expense	(1,678)	(1,888)	(6,012)	(6,438)
Net income (loss)	2,369	(8,655)	(18,253)	(27,333)
Less: Distributions to preferred unitholders	1,153	788	4,456	3,063
Less: General partner's interest in net income (loss)	29	(102)	(214)	(324)
Limited partners' interest in net income (loss)	$1,187	$(9,341)	$(22,495)	$(30,072)
Limited partners' net income (loss) per unit
Basic	$0.04	$(0.30)	$(0.74)	$(0.99)
Diluted	$0.02	$(0.30)	$(0.74)	$(0.99)
Weighted average limited partner units outstanding
Limited partner units (basic)	30,436	30,091	30,328	30,002
Limited partner units (diluted)	52,579	30,091	30,328	30,002

Mid-Con Energy Partners, LP and subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Year Ended December 31,
	2018	2017
Cash Flows from Operating Activities
Net loss	$(18,253)	$(27,333)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation, depletion and amortization	16,751	17,713
Debt issuance costs amortization	678	1,384
Accretion of discount on asset retirement obligations	721	520
Impairment of proved oil and natural gas properties	31,160	24,746
Impairment of proved oil and natural gas properties held for sale	—	296
Dry holes and abandonments of unproved properties	612	—
(Gain) loss on settlements of asset retirement obligations	(10)	37
Cash paid for settlements of asset retirement obligations	(128)	(95)
Mark to market on derivatives
(Gain) loss on derivatives, net	(5,674)	1,945
Cash settlements paid for matured derivatives, net	(6,928)	(369)
Cash settlements received for early terminations of derivatives	—	582
Cash premiums paid for derivatives	(401)	(5,048)
Loss on sales of oil and natural gas properties, net	509	3,950
Non-cash equity-based compensation	744	434
Changes in operating assets and liabilities
Accounts receivable	1,571	40
Other receivables	(204)	150
Prepaids and other	(61)	(655)
Accounts payable - trade and accrued liabilities	(210)	427
Accounts payable - related parties	1,708	(1,478)
Net cash provided by operating activities	22,585	17,246
Cash Flows from Investing Activities
Acquisitions of oil and natural gas properties	(21,243)	(5,034)
Additions to oil and natural gas properties	(8,617)	(9,947)
Additions to other property and equipment	—	(137)
Proceeds from sales of oil and natural gas properties	1,044	22,115
Net cash (used in) provided by investing activities	(28,816)	6,997
Cash Flows from Financing Activities
Proceeds from line of credit	22,000	6,000
Payments on line of credit	(28,000)	(29,000)
Offering costs	—	(99)
Debt issuance costs	(681)	(171)
Proceeds from sale of Class B convertible preferred units, net of offering costs	14,847	—
Distributions to Class A convertible preferred units	(2,500)	(1,500)
Distributions to Class B convertible preferred units	(800)	—
Net cash provided by (used in) financing activities	4,866	(24,770)
Net decrease in cash and cash equivalents	(1,365)	(527)
Beginning cash and cash equivalents	1,832	2,359
Ending cash and cash equivalents	$467	$1,832

NON-GAAP FINANCIAL MEASURES

This press release, the financial tables and other supplemental information include “Adjusted EBITDA” which is a non-generally accepted accounting principles (“Non-GAAP”) measure used by our management to describe financial performance with external users of our financial statements.

The Partnership believes the Non-GAAP financial measure described above is useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the Partnership and to compare the financial performance of the Partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss) plus (minus):

•	Interest expense, net;
•	Depreciation, depletion and amortization;
•	Accretion of discount on asset retirement obligations;
•	(Gain) loss on derivatives, net;
•	Cash settlements received (paid) for matured derivatives;
•	Cash settlements received for early terminations of derivatives;
•	Cash premiums received (paid) for derivatives, net;
•	Impairment of proved oil and natural gas properties;
•	Impairment of proved oil and natural gas properties held for sale;
•	Non-cash equity-based compensation;
•	(Gain) loss on sales of oil and natural gas properties, net, and;
•	Dry holes and abandonments on unproved properties.

Mid-Con Energy Partners, LP and subsidiaries

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income (loss)	$2,369	$(8,655)	$(18,253)	$(27,333)
Interest expense, net	1,641	1,854	6,007	6,461
Depreciation, depletion and amortization	5,105	3,863	16,751	17,713
Accretion of discount on asset retirement obligations	(27)	134	721	520
Impairment of proved oil & natural gas properties	21,450	2,224	31,160	24,746
Impairment of proved oil & natural gas properties held for sale	—	296	—	296
(Gain) loss on derivatives, net	(24,914)	4,861	(5,674)	1,945
Cash settlements paid for matured derivatives	(940)	(893)	(6,928)	(369)
Cash settlements received for early terminations of derivatives	—	435	—	582
Cash premiums paid for derivatives	(201)	(39)	(401)	(5,048)
Non-cash equity-based compensation	74	25	744	434
Loss on sales of oil and natural gas properties, net	120	3,950	509	3,950
Dry holes and abandonments on unproved properties	417	—	612	—
Adjusted EBITDA	$5,094	$8,055	$25,248	$23,897

INVESTOR RELATIONS CONTACT

IR@midcon-energy.com

(918) 743-7575